EXHIBIT 99.1
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Contact:   JUDY  MCOSTRICH
           Insightful  Corporation
           (206)  283-8802  ext.  356
           jmcostrich@insightful.com

INSIGHTFUL PREANNOUNCES Q2 2003 RESULTS AND PROVIDES GUIDANCE

 COMPANY REDUCES EXPENSES BY COMBINING GERMAN AND SWISS OPERATIONS AND REDUCING
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                                    WORKFORCE
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SEATTLE - July 2, 2003 - INSIGHTFUL CORPORATION (NASDAQ: IFUL), a leading provider of software solutions for analysis of numerical and text data, announced today preliminary results for the quarter just ended, and provided guidance for the third and fourth quarters. The company noted that in a move designed to enable it to achieve its goal of regaining profitability by year-end, the company reduced headcount by 18% over the prior 90 days. The company has combined its German operations with its Swiss subsidiary headquartered in Basel, Switzerland. The company anticipates that the workforce reductions will reduce the company's expenses at an annualized rate of approximately $2.1 million. As a result, the company expects to incur restructuring and impairment charges of approximately $0.3 to $0.7 million.

Preliminary results expected for the second quarter ending June 30, 2003 are revenue of approximately $4.2 to $4.3 million which corresponds to an increase of between 8% and 11% over the same quarter of the prior year, and roughly flat with the prior two consecutive quarters. Excluding restructuring and impairment charges, the company expects to report a net loss for the second quarter of approximately $0.5 to $0.7 million consisting of a loss from continuing operations of approximately $0.3 to $0.5 million and a loss from discontinued operations of approximately $0.2 million.

Other developments during the second quarter include the first shipment of Insightful Miner 3.0, a highly scalable and extensible data analysis workbench for predictive modeling which scales custom analytical methods written in S-PLUS(R), Insightful's leading data analysis environment. The company also received a new InFact(R) order from the U.S. government, and made significant progress made towards a new InFact release.


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Insightful Preannounces Q2 2003 Results                                   Page 2


The company expects net revenues for the third quarter to be flat with the second quarter and up slightly in the fourth quarter. The company expects to be profitable in Q4.

"Insightful will continue to enhance, market, and support its products worldwide," said Shawn Javid, president and CEO of Insightful. "We have reduced our staff to align expenses with expected revenue consistent with our goal of regaining profitability this year."


ABOUT  INSIGHTFUL
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Insightful Corporation (NASDAQ: IFUL) provides enterprises with scalable data analysis solutions that drive better decisions faster by revealing patterns, trends and relationships. The company is a leading supplier of software and services for statistical data analysis, data mining and knowledge access enabling clients to gain intelligence from numerical and text data.

Insightful products include InFact(R), Insightful Miner, S-PLUS(R), StatServer(R), and S-PLUS Analytic Server(R). Insightful consulting services provide specialized expertise and proven processes for the design, development and deployment of customized solutions. The company has been delivering industry-leading, high-ROI solutions for 16 years to thousands of companies in financial services, pharmaceuticals, biotechnology, telecommunications, manufacturing, plus government and research institutions.

Headquartered in Seattle, Insightful has offices in New York City, North Carolina, France, Switzerland, and the United Kingdom with distributors around the world. For more information, visit www.insightful.com, email info@insightful.com or call 1-800-569-0123.

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Insightful  Preannounces  Q2  2003  Results                              Page  3



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NOTE  TO  INVESTORS  -  FORWARD  LOOKING  STATEMENTS

This press release contains forward-looking statements, including statements about expected results of operations for the second quarter 2003 and future quarters. Forward-looking statements are based on the judgment and opinions of management at the time the statements are made. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Actual results could differ materially from those expressed or implied by the forward-looking statements for a number of reasons, including, without limitation, the risk that the reported expense reductions may not result in the expected benefits, the risk that the company may not realize the amount of cost savings anticipated, the risk that new products may not be delivered in a timely manner, and the risks associated with market acceptance of our products. More detailed information regarding these and other factors that could affect actual results is set forth in our filings with the Securities and Exchange Commission, including our most recent Quarterly Report on Form 10-Q and our Annual Report on Form 10-K for the year ended December 31, 2002. You should not unduly rely on these forward-looking statements which apply only as of the date of this release. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release or to reflect the occurrence of anticipated events.


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